Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Autoliv, Inc. of our reports dated February 19, 2016, with respect to the consolidated financial statements of Autoliv, Inc., and the effectiveness of internal control over financial reporting of Autoliv, Inc., included in the 2015 Annual Report to Shareholders of Autoliv, Inc.

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-8 No. 333-160771, No. 333-117505 and No. 333-91768) pertaining to the Autoliv, Inc. amended and restated 1997 stock incentive plan;

of our reports dated February 19, 2016, with respect to the consolidated financial statements of Autoliv, Inc., and the effectiveness of internal control over financial reporting of Autoliv, Inc., included in this Annual Report on Form 10-K of Autoliv, Inc. for the year ended December 31, 2015.

Ernst & Young AB

Stockholm, Sweden

February 19, 2016